Exhibit 4(c)(16)
DATED the 8th day of February, 2006

Elan Corporation, plc
First Part

with

Elan Management Limited
Second Part

Elan Pharma International Limited
Third Part

and

Computershare Trustees (Ireland) Limited
Fourth Part

TRUST DEED AND RULES

ELAN CORPORATION PLC PROFIT SHARING SCHEME 2006

A & L GOODBODY

THIS DEED is dated the 8th of February 2006 and made between:
(1)	Elan Corporation, plc (registered no. 30356) whose registered office is at Treasury Building, Lower Grand Canal Street, Dublin 2 (the Company) and

(2)	Elan Management Limited (registered no 207234) whose registered office is at Treasury Building, Lower Grand Canal Street, Dublin 2 (a Participating Company) and

(3)	Elan Pharma International Limited (registered no 222276) whose registered office is at Monksland, Athlone, Co Westmeath (a Participating Company)and

(4)	Computershare Trustees (Ireland) Limited (registered no 351707) whose registered office is at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18.
RECITALS
A.	The Company is desirous of establishing the Elan Corporation, plc Profit Sharing Scheme 2006 (the Scheme) being an employee profit sharing scheme approved by the Revenue Commissioners pursuant to the provisions of chapter 1 of part 17 and schedule 11 to the Taxes Consolidation Act, 1997 (as amended) for the acquisition of shares in Elan Corporation plc to be held for the benefit of employees of Participating Companies (as defined in Schedule B to this Deed).
B.	The prior written approval of the Revenue Commissioners has been obtained to the establishment of the Scheme.
NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:
The parties hereto hereby establish the Scheme as the Elan Corporation, plc Profit Sharing Scheme 2006 with effect from the date hereof by the adoption of the trust provisions and the rules of the Scheme scheduled hereto in Schedules A and B and such schedules are hereby deemed to be incorporated into this Deed.
This Deed (and the Schedules hereto) are to be constructed in accordance with Irish law.
IN WITNESS whereof this Deed has been executed by the parties hereto the date and year first herein written.

SCHEDULE A
Trust Deed
Table of Contents

1.	Duration of Trust	5
2.	Interpretation, Governing Law and Jurisdiction	5
3.	Trustee Covenants	5
4.	Company’s Covenants	6
5.	Record Keeping	7
6.	Participant’s Liability To Income Tax	7
7.	Trust Expenses	7
8.	Amendment To This Trust Deed and Rules by the Trustees at their absolute discretion	7
9.	Participating Companies	8
10.	Determination of Market Value	8
11.	Participating Companies to Supply Information	8
12.	Majority of Trustees Resident in Ireland	8
13.	Appointment, Removal and Independence of Trustees	8
14.	Resignation by a Trustee	9
15.	Number of Trustees	9
16.	Trustees’ Remuneration	9
17.	Trustees’ Interests in the Scheme	9
18.	Trustees’ Meetings and Resolutions	10
19.	Bank Accounts	11
20.	Trustees’ Powers	11
21.	Valid Receipts	12
22.	Dissenting Trustees to Act with Majority:	12
23.	Trustees to Comply with Directions of the Board	12
24.	Trustees’ Exclusion from Liability	12
25.	The Participating Companies Indemnify the Trustees	12
26.	Satisfaction of Monetary Obligations	13
27.	Residual Fund	13
28.	Claims by Participants	13
29.	Determination of the Scheme	14

	SCHEDULE B

	Rules of the Scheme

	Table of Contents

1.	Interpretation and Construction	15
2.	Scheme Offers	18
3.	Communication of Offers and Acceptances:	18
4.	Individual Limit	19
5.	Acquisition of Shares	19
6.	Acquisition of Shares by the Trustees and Rights Attaching to Shares and Listings	19
7.	Appropriation of Shares	20
8.	Trustees’ Accountability to a Participant and Participating Companies	21
9.	Dealing with a Participant’s Shares	22
10.	Voting Rights in Respect of Participants’ Shares	23
11.	Rights Issues	23
12.	Capitalisation Issues	24
13.	Takeovers and other Transactions Affecting a Participant’s Shares	24

14.	Fractions arising from the Issue of New Shares by Reference to Participant’s Shares	25
15.	Directions and Notices	26
16.	Miscellaneous	26
17.	Errors and Omissions	27

SCHEDULE A
Trust Deed
1.	Duration of Trust

The Scheme, known as the “Elan Corporation, plc Profit Sharing Scheme 2006“ will be operated and administered in accordance with this Trust Deed and the rules contained in Schedule B (the Rules) and for a period (the Trust Period) which will commence on the date hereof and will end on the earlier of:

1.1.	the expiration of the period of twenty years after the death of the survivor living on the date hereof of the descendants of his Late Britannic Majesty King George V, which period will be the perpetuity period applicable to this Deed; or

1.2.	the Release Date referable to the Appropriation Date, if any, either next following the date on which the Company goes into liquidation (otherwise than for the purposes of a reconstruction or amalgamation in such circumstances that substantially the whole of the undertaking, assets and liabilities of the Company pass to a successor company) or, if there is no Appropriation Date following the date on which the Company goes into liquidation otherwise than for the purposes of such a reconstruction or amalgamation, the Release Date referable to the Appropriation Date coincident with or immediately preceding the aforesaid date of liquidation; or

1.3.	such date as the Company with the agreement of the Trustees may by deed declare to be the end of the Trust Period.

2.	Interpretation, Governing Law and Jurisdiction

Words and expressions defined in the Rules and the rules of construction set out therein will (where the context so admits) apply throughout this Trust Deed, and the Rules will be construed and take effect according to the laws of Ireland and any dispute thereon will be heard in a Court in Ireland.

3.	Trustee Covenants

Subject as provided herein and in the Rules, the Trustees hereby covenant with each Participating Company to apply such sums received for that purpose in the acquisition, in accordance with the Rules, of Shares, and to hold all such Shares once appropriated upon trust for the respective Participants entitled thereto, subject to the provisions of the Scheme, but provided always that:
3.1.1.	the Trustees will not dispose of any Participant’s Shares during the Retention Period applicable thereto (whether by transfer to the Participant or otherwise) unless the circumstances mentioned in paragraphs (a), (b) or (c) of section 511(6) of the Act apply;

3.1.2.	the Trustees will not dispose of any Participant’s Shares after the end of the Retention Period applicable thereto and before the Release Date except pursuant to a direction given by or on behalf of the Participant concerned and by a transaction which would not involve a breach of Participant’s obligations under Rules 9.2.1 and 9.2.2;

3.1.3.	the Trustees will deal with a Participant’s Shares (and any right conferred in respect of any of his Shares to be allotted other shares or rights of any description) only pursuant to a direction given by or on behalf of the Participant;

3.1.4.	subject to Rule 14.1, the Trustees will disregard any direction given in respect of the disposal or transfer of a Participant’s Shares prior to the earliest of the Release Date applicable thereto and the Participant’s death and will not be required or bound to act in accordance therewith if to their knowledge the Participant in question is or would, following implementation of such direction, be in breach of such Participant’s obligations in respect of his Shares under Rules 9.1 or 9.2;

3.1.5.	the Trustees will in accordance with Rule 7.7 sell so many of the Shares acquired by them as have not been appropriated, or retain such Shares as Surplus Shares; and

3.1.6.	the Trustees may, at their discretion, pay the net proceeds of any sale made pursuant to clause 3.1.5 to the Participating Companies in whichever appropriate proportions the Trustees determine or hold such proceeds in the Residual Fund.
3.2.	During the Trust Period, any income received by the Trustees in respect of funds provided by any Participating Company but not for the time being used to acquire Shares will be held by the Trustees and will be held as part of the Residual Fund to be applied in accordance with clause 27.

3.3.	Subject as otherwise directed in the Trust Deed or Rules (with particular reference to the requirements of clause 3.6 of the Trust Deed) the Trustees will hold in the Residual Fund any unappropriated Trust Property and any moneys in their possession and arising under the Scheme for the benefit of the Participating Companies pro rata to their respective contributions in whichever appropriate share the Trustees determine.

3.4.	The Trustees will at all times comply with their obligations to make the tax payments properly incurred by them in the course of operating the Scheme.

3.5.	As soon as practicable after any appropriation of Shares to a Participant, the Trustees will give him notice in writing thereof stating the number, description and Initial Market Value of the Shares so appropriated and the date on which those Shares were so appropriated.

3.6.	Subject to clause 3.7 the Trustees will distribute to a Participant or to the relevant Participating Company for onward transmission to the Participant, as soon as practicable following receipt, any money or other assets received by them in respect of or by reference to that Participant’s Shares excluding:
3.6.1.	any sum received by them on a sale of rights pursuant to rule 11 and which is to be applied on the direction of the Participant concerned in financing the exercise of other such rights pursuant to a direction under that rule;

3.6.2.	any shares comprising a new holding (as defined in section 584 of the Act);

3.6.3.	any part of any sum so received as the Trustees may have received from the Participant pursuant to the Participant’s obligations under section 511(4)(c) of the Act.
3.7.	Any dividends received by the Trustees in respect of Scheme Shares will be paid to Participants once annually prior to the end of the tax year in which they are received.

4.	Company’s Covenants

The Company covenants with the Trustees:

4.1.	to pay to the Trustees, or to procure that the other Participating Companies pay to them, such sums as pursuant to this Deed are required to be paid to the Trustees; and

4.2.	to carry out, or to procure to be carried out, such other covenants as pursuant to this Deed are required of it and of the Participating Companies.

5.	Record Keeping

The Trustees will, using information notified to them in writing by the Participating Companies, maintain such accounts and records as may be required for the proper operation of the Scheme in accordance with statute and the general law and in particular as may be necessary to enable them to carry out their obligations under chapter 1 of part 17 and schedule 11 to the Act.

6.	Participant’s Liability To Income Tax

Where a Participant becomes liable to income tax under Schedule E by reason of the occurrence of any event relating to such Participant’s Shares, the Trustees will inform the Participant of any facts known to them relevant to determining that liability.

7.	Trust Expenses

Subject to clause 27, under which expenses of the Scheme may be paid by the Trustees, and to rule 8.1 under which certain payments may be made to the Residual Fund, and to rule 7.7, all costs and expenses of and incidental to the establishment and maintenance of the Scheme (including any remuneration of the Trustees) will be payable by the Participating Companies in such proportions as may be agreed between them and the Trustees and in the event of failure to agree the relevant proportions within any time limit specified by the Trustees the appropriate proportions shall be determined by the Trustees at their absolute discretion.

8.	Amendment To This Trust Deed and Rules by the Trustees at their absolute discretion

The Company may at any time, with the prior written approval of the Revenue Commissioners and the concurrence of the Trustees, by deed supplemental hereto executed by the Company and the Trustees, amend, extend or revoke any of the provisions of this Trust Deed and the Rules in such manner as it may think fit and all provisions of any such supplemental deed will be binding on all Participants and Participating Companies, PROVIDED THAT the foregoing power will not be exercised so as:

8.1.	to prevent the Scheme from according with the requirements of the Act;

8.2.	to affect adversely the subsisting interests of all or any of the Participants in respect of Participant Shares; or

8.3.	to extend the duration of the Trust Period beyond the perpetuity period applicable to this Trust Deed; or

8.4.	to prejudice approval of the Scheme by the Revenue Commissioners.

9.	Participating Companies

The Company will have power exercisable from time to time by deed (expressed to be supplemental hereto) executed by the Company and the Trustees, such deed having been approved in writing by the Revenue Commissioners, to agree that any Subsidiary may become a Participating Company for the purposes of the Scheme provided that such Subsidiary is party to that supplemental deed for the purpose of acceding to the provisions of the Scheme. A Subsidiary will cease to be a Participating Company for the purposes of the Scheme as from the date on which it ceases to be a Subsidiary, or, on such other date agreed by the Company and the Trustees in which event the seceding Participating Company will execute a supplemental deed with the Company and the Trustees on such terms as are agreed with the prior written approval of the Revenue Commissioners.

10.	Determination of Market Value

The Initial Market Value of the Shares to be appropriated under the Scheme will be determined as follows:

10.1.	the market value (construed in accordance with section 548 of the Act) of the Shares on the date the Shares are appropriated to a Participant; or

10.2.	where Shares are appropriated within 30 days after acquisition the price as calculated in accordance with rule 6.4.1; or

10.3.	in all other cases as agreed in writing in advance with the Revenue Commissioners.

11.	Participating Companies to Supply Information

Each Participating Company will supply the Trustees in writing with any information reasonably required by them for the purposes of the Scheme. The Trustees may call for and will be entitled and are hereby authorised to rely upon and accept as sufficient evidence of any fact or matter (upon which the Trustees may in exercise of any of the trusts, powers and provisions vested in them under the Scheme require to be satisfied or to have information) a notification or certificate given on behalf of the Company or any Participating Company as to any fact or matter prima facie within the knowledge of that company, and the Trustees may rely and act upon any instruction received from the Board as evidenced by a copy of the appropriate resolution signed or purporting to be signed by the secretary or any director of the Company and the Trustees will in no way be bound to call for further evidence or be responsible for any loss that may be occasioned by acting on such notification certificate or instruction.

12.	Majority of Trustees Resident in Ireland

No person, will be capable of being appointed a Trustee unless, following his appointment, the majority of the Trustees are resident in Ireland for the purposes of the laws of Ireland relating to the taxation of income and capital gains.

13.	Appointment, Removal and Independence of Trustees

13.1.	The Company will have power at any time (subject to the prior approval of the Revenue Commissioners) by deed to appoint a new or additional Trustee or Trustees.

13.2.	Subject to clause 15 of this Trust Deed, the Company will have power (which may be exercised by resolution of the Board) at any time with the prior written approval of the Revenue Commissioners, having informed the Revenue Commissioners of the reason for the exercise of this power, to remove from office any Trustee (by notice in writing addressed to such Trustee) and the Trustees will accord therewith by taking whatever further action may be necessary to give effect thereto. Notice of removal from office of any Trustee will be deemed to have been duly given if sent by post in a pre-paid cover to the Trustee’s last known address and will be deemed to have been received 48 hours after posting.

13.3.	The Company hereby declares and confirms the independence of the Trustees in the exercise of all of their statutory functions and obligations under the Scheme and undertakes that it will not influence them in any manner. The Trustees will administer the Scheme impartially and in accordance with this Trust Deed and the rules of the Scheme.

14.	Resignation by a Trustee

Any Trustee may, upon the expiry of six weeks prior notice in writing given to the Company and the remaining Trustees (if any), resign his office and thereupon cease to be a Trustee and will not be responsible for any costs incurred by such retirement.

15.	Number of Trustees

Without prejudice to the provisions of clause 14 hereof, there will at all times be at least three Trustees except that a body corporate may act as sole Trustee. Should the number of Trustees, for any reason, fall beneath that required by this clause 15 the Company will forthwith exercise its powers under clause 13 of this Trust Deed to appoint a new Trustee or Trustees, as appropriate. The Trustees will at all times include at least one person who or which is unconnected with the Company. An individual will be regarded as unconnected with the Company if he is not and has not at any time been a director or employee of Elan Corporation plc or any of its Subsidiaries, and in the case of a company if it is not or has not been the Company or any of its Subsidiaries, and in the event of the death or retirement of any such Trustee the Company will forthwith exercise its power of appointing a replacement Trustee who or which is also unconnected with the Company.

16.	Trustees’ Remuneration

A Trustee (whether or not a professional or business person) will be entitled to receive and retain:

16.1.	Such remuneration as may be agreed from time to time with the Company, and

16.2.	To be repaid or recompensed for such reasonable expenses as may be incurred in the performance of his duties as Trustee without being liable to account for the same.

17.	Trustees’ Interests in the Scheme

17.1.	The Trustees and any director or other officer of a corporate body acting as a Trustee hereof will not be precluded from underwriting, guaranteeing the subscription of, subscribing for or otherwise acquiring, holding or dealing with any debentures, debenture stock, shares or shares whatsoever of the Company, of any Subsidiary or any other company in which the Company or any Subsidiary may be interested, or of any holding company of the Company, or from entering into any contract or other transaction with the Company or any Subsidiary or any such other company, or being interested in any such contract or transaction; and they will not be in any way liable to account to the Company or any Subsidiary or Participant for any profits made or benefits obtained by them thereby or in connection therewith. Without prejudice to the generality of the foregoing, a Trustee which is a bank or any other company which provides goods or services, or a subsidiary or associated company of the same who is a professional person or a partner in a firm of such persons will be entitled to act as such for the trust constituted by the Scheme or, as the case may be, to use the subsidiary or associated company or firm and it and its subsidiary or associated company or, as the case may be, he and his firm, will be entitled to charge, receive and retain interest, commission, brokerage, fees or remuneration for services rendered in connection therewith without being liable to account for the same.

17.2.	No decision of or exercise of a power by the Trustees will be invalidated or questioned on the ground that the Trustees or any individual Trustee or any member of the board of directors of a corporate Trustee had a direct or personal interest as a beneficiary under the Scheme in the result of any such decision or in the exercising of any such power.

18.	Trustees’ Meetings and Resolutions

18.1.	The Trustees may in their discretion (subject to clause 18.6) make rules for the constitution and regulation of their meetings and the keeping of minutes and otherwise conduct their affairs in such manner as they may deem appropriate and make such arrangements in relation to the administration of the Scheme, the Trust Property and the Scheme Shares as they may consider advisable, provided that all meetings of the Trustees are held in Ireland.

18.2.	Except where a body corporate is the sole Trustee, any two Trustees present in person at a meeting of Trustees will constitute a quorum. If at the time appointed for a meeting a sufficient number of Trustees to form a quorum is not present, or if at any meeting the business is not completed, the Trustees present will adjourn the meeting to a later day and time, and notice of such adjournment will forthwith be sent (by post, fax or electronic mail) to each Trustee.

18.3.	Any Trustee may participate in a meeting of the Trustees by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner will be deemed to constitute presence in person at such meeting but, for the purposes of determining whether the quorum for the transaction of business exists, any Trustee in telephonic communication with a meeting of Trustees will not be counted in the quorum.

18.4.	Subject to clause 18.6 a resolution in writing signed by a majority of the Trustees individually will be as valid as if the resolution had been passed at a meeting of the Trustees.

18.5.	Subject to clause 18.6 a resolution in writing may comprise one document signed by a majority of the Trustees or separate documents in the same terms which, when taken together, have been signed by a majority of the Trustees.

18.6.	Notwithstanding the foregoing where a decision relates to approving any alterations to the provisions of the Scheme or the delegation by the Trustees of any of their powers (including, for the avoidance of doubt, the operation of any bank account) the Trustees’ decision (whether passed at a Trustees meeting or by written resolution) must be unanimous.

18.7.	A resolution in writing will be valid whether delivered by post, facsimile or electronic mail. In the case of a resolution by way of electronic mail, such resolution will be treated as if it were a resolution signed by the Trustees notwithstanding that no signature appears on the communication.

19.	Bank Accounts

Any money received by the Trustees pursuant to the provisions of this Deed may be placed on current or deposit or any other account of a similar nature with a bank or other licensed deposit taking institution carrying on business in Ireland, to be held in the name of the Trustees for the benefit of the Scheme. The Trustees will not be obliged to earn interest in respect of such money. Any bank account maintained by the Trustees in connection with the Scheme may be operated by such Trustee or Trustees or by any two or more persons (including at least one Trustee), as the Trustees may, in their discretion, direct.

20.	Trustees’ Powers

The Trustees will, in relation to the trusts, powers and discretions vested in them by these presents, have all the rights, powers and privileges conferred upon trustees by the general law and by statute, and by way of supplement it is expressly declared as follows:

20.1.	the Trustees may from time to time appoint for the proper administration and management of the Scheme, such secretarial or executive officers or staff as they consider desirable, on such terms as they think fit;

20.2.	the Trustees may from time to time in writing delegate any business and the exercise of any of the trusts, powers, discretions and duties imposed on them under the Scheme to any person (whether being a Trustee or not) or persons or fluctuating body of persons, and such delegation may be made upon such terms and conditions, including power to sub-delegate, and subject to such regulations as the Trustees may think fit, and the Trustees will not be bound to supervise the proceedings of any such delegate or sub-delegate, but notwithstanding any such delegation the Trustees will be and remain responsible for the administration of the Scheme and for the acts of such persons to whom they may delegate duties in connection with the Scheme;

20.3.	the Trustees may employ and pay for the service of such registrars, solicitors or other professional or business advisers or agents generally as they consider desirable to advise on or transact or concur in transacting any business to be done in connection with the Scheme or for the proper administration and management of the Scheme or otherwise in connection therewith;

20.4.	the Trustees may in relation to these presents act on the opinion or advice of, or any information obtained from, any lawyer, banker, valuer, surveyor, broker, auctioneer, accountant or other expert whether obtained by the Company or by the Trustees or otherwise, provided the Trustees reasonably believe the advice or information to be accurate. Any such opinion, advice or information may be sent or obtained by letter, telegram, telex, facsimile transmission, email, telephone, radiogram or cablegram or other means and the Trustees will not be liable for acting on any opinion, advice or information purporting to be so conveyed although the same contains some error or is not authentic; and the Trustees may choose whether to act or not to act on any such opinion, advice or information, and they will not, subject to clause 24 of this Trust Deed, be liable for any loss arising as a result of the decision to act or not to so act;

20.5.	the Trustees may at any time cause any part of the Trust Property and the Scheme Shares to be held on their behalf by a nominee or deposited for safekeeping with any one or more of the Trustees or a custodian or any other persons (including any company or corporation) on behalf of the Trustees on such terms as the Trustees determine including the power for any custodian to appoint a sub-custodian, and may cause any part of the Trust Property and the Scheme Shares comprised of shares or shares to be held in bearer, certificated or uncertificated form and the Trustees may pay any expenses in connection therewith;

20.6.	a Trustee being a corporation may, in the execution and exercise of all of the trusts, powers and discretions vested in it, by these presents, act by its appropriate officers and employees; and

20.7.	any costs, charges or expenses incurred by the Trustees in accordance with this clause will form part of the costs, charges and expenses necessarily incurred by them in the execution of the trusts of the Scheme.

21.	Valid Receipts

Any two Trustees (being individuals) or a body corporate acting as a Trustee may give a valid and effectual receipt or discharge for the payment or transfer of any money or other property received by the Trustees.

22.	Dissenting Trustees to Act with Majority:

22.1	Each of the powers and discretions hereby or by law vested in the Trustees will, subject as expressly provided herein, be an absolute discretion or power and, if at any time there are more than two Trustees, will (subject to clause 22.2) be exercisable by a simple majority in number of the Trustees for the time being, and any Trustee who dissents from any exercise of any such power will nevertheless, though without being responsible for loss, concur in executing or signing any deed or document and in doing any act necessary for giving effect to the exercise of such power or discretion by the majority of the Trustees.

22.2	Notwithstanding the foregoing, where a decision relates to approving any alterations to the provisions of the Scheme or the delegation by the Trustees of any of their powers (including, for the avoidance of doubt, the operation of any bank account) the decision of the Trustees must be unanimous.

23.	Trustees to Comply with Directions of the Board

The Trustees will comply with any directions given by the Board and by a Participant pursuant to and in accordance with the Rules and will not be under any liability in respect thereof to any Participating Company or to any Participant.

24.	Trustees’ Exclusion from Liability

In the execution of their trusts and powers, no Trustee will be liable for any depreciation or loss of any kind to the Trust Fund arising by reason of any mistake or omission made in good faith or of any other matter or thing including the fraud, negligence or default of another Trustee, nominee, agent, officer or other delegate except wilful and individual fraud and wrongdoing on the part of the Trustee who is sought to be made liable or, in the case of a professional Trustee engaged in the business of providing a trustee service for a fee, negligence.

25.	The Participating Companies Indemnify the Trustees

The Participating Companies will keep the Trustees jointly and severally indemnified against any actions, claims and demands arising out of anything done or caused to be done by them (except that an individual Trustee shall not be so indemnified in respect of his own wilful default, fraud, mistake or negligent act or omission) in the exercise of the powers and discretions vested in them by this Deed and the rules or otherwise arising howsoever out of, or in connection with, the preparation, administration, operation or termination of this Deed or the rules, and in addition the

Trustees will have the benefit of indemnities conferred upon Trustees generally by law.

26.	Satisfaction of Monetary Obligations

26.1.	The Trustees will not be liable to satisfy any monetary obligations under the Scheme (including, but without prejudice to the generality of the foregoing, any monetary obligations to Participants) beyond the sums of money (including income (if any) arising from the investment thereof) from time to time in their hands or under their control as Trustees of the Scheme and properly applicable for that purpose.

26.2.	Except as herein expressly provided, the Trustees will be and are hereby authorised to assume without enquiry in the absence of knowledge by or express notice to them to the contrary that the Company and the Board are duly performing and observing all the covenants and provisions contained in these presents to be performed and observed, and, notwithstanding any knowledge by or notice to the Trustees of any breach of covenant or obligation by the Company or any Participating Company, it will be in the discretion of the Trustees whether to take any action or proceedings as to enforce the performance thereof, and in any case in which the Trustees decide to take any action or proceedings or to enforce the performance thereof they will first be indemnified to their satisfaction by the Company against all proceedings, claims and demands to which the Trustees may thereby become liable and all costs, charges, expenses and liabilities which may thereby be incurred.

27.	Residual Fund

The Trustees will hold and apply the Residual Fund as follows:

27.1.	in paying the costs, charges and expenses incurred in the operation of the Scheme as they in their discretion may determine; and

27.2.	subject as aforesaid, any moneys at any time which are not immediately required to be applied by the Trustees in any particular manner may be repaid to the Company or the Participating Companies in such proportions as the Trustees in their discretion determine, or may be placed on deposit (either with or without interest) with any bank or other deposit taking institution in Ireland as the Trustees may determine; and

27.3.	in appropriating Shares to Participants as soon as practicable after the Shares form part of the Residual Fund.

28.	Claims by Participants

28.1.	Any person who is entitled or prospectively entitled to any benefit under the Scheme will produce such evidence or information as may be reasonably required by the Trustees and until such evidence or information is produced the Trustees may withhold the payment of such benefit.

28.2.	No person who is entitled to a benefit under the Scheme will be entitled to claim such benefit more than twelve years after it has fallen due if the reason for the non-payment of that benefit within the said period of twelve years was the failure of that person to claim it or the lack of knowledge by the Trustees of the existence or whereabouts of that person or of any fact or facts giving that person the right thereto, but the Trustees may pay any such benefit or any part thereof if in their absolute discretion the Trustees think fit so to do. At the expiry of such period of twelve years any unclaimed or unpaid benefits will be held by the Trustees into the Residual Fund.

29.	Determination of the Scheme

29.1.	Upon the determination of the Scheme, any Shares registered in the names of the Trustees (or their nominee) to which any Participant is absolutely entitled will be transferred to such Participant provided this would not be in breach of chapter 1 of part 17 and schedule 11 to the Act.

29.2.	Any Shares held by the Trustees which at the date of determination have not been appropriated to Eligible Employees will be sold by the Trustees. The proceeds of sale, and the other assets representing the Trust Property, after meeting such expenses of the Trust in relation to such sale and associated administration expenses, will be transferred to the Participating Companies in such proportions as the Trustees may decide.

SCHEDULE B
Rules of the Scheme
1.	Interpretation and Construction

1.1.	In these rules and in the Trust Deed:

Acceptance Amount means in respect of an Offer the aggregate amounts (including salary foregone or to be foregone) which Eligible Employees have advised to the Company under rule 3.5, on Instruction Forms (returned to the Company by the due date) to be used to acquire Shares for appropriation under the Scheme;

the Act means the Taxes Consolidation Act, 1997 (as amended);

Adoption Date means the date upon which this Scheme is adopted by the Board;

to appropriate means to formally vest a beneficial interest (subject to the provisions of the Scheme) in specific Shares in a Participant pursuant to these rules, and the expression “appropriation” will be construed accordingly;

Appropriation Date means any date on which Shares are appropriated to Participants by the Trustees after the relevant Offer;

Appropriate Percentage in relation to any shares will be construed in accordance with section 509(1) of the Act;

Approved Scheme means any Scheme which is for the time being approved by the Revenue Commissioners in accordance with chapter 1 of part 17 and schedule 11 to the Act;

Auditors means the firm of auditors for the time being of the Company or in the event of there being more than one such firm such one of them as the Company selects;

Available Salary Percentage means the amount of bonus declared by the Company in accordance with the provisions of Appendix 1;

Basic Salary means an Eligible Employee’s gross basic annual salary (including any shift differential, if applicable, but excluding any bonus, commission, overtime or other fluctuating payments) as at the Qualifying Date;

Board means the board of directors of the Company for the time being or a duly authorised committee thereof;

the Company means Elan Corporation plc, a company incorporated in Ireland with the registered number 30356; Contract means a contract of participation in such form as may from time to time be agreed with the Revenue Commissioners;

Eligible Employee means every individual (excluding any individual ineligible to participate by virtue of the provisions of part 4 of schedule 11 to the Act):
(a)	who is an employee or a Full-Time director of a Participating Company on the Qualifying Date and who is chargeable to tax in respect of his office or employment under Schedule E; or

(b)	who is, or has been, an employee or a Full-Time director of a Participating Company and who is designated by the Board as an Eligible Employee and who is or has been chargeable to tax in respect of his office or employment under Schedule E, except that an individual who would otherwise have been an Eligible Employee under (a) above will not be eligible to participate, if on the relevant Qualifying Date, he is under notice, either given or received, of termination of his employment.
For the purposes of this definition of Eligible Employee any absence from service by any individual due to injury, disability, maternity, parental or other statutory leave will not be deemed as an interruption to continuous service or employment.
Full-Time in relation to an employee or salaried director means employment on terms which require him to devote substantially the whole of his time, and in any event not less than 25 hours each week, to the duties of his office or employment;
Financial Year means an accounting period of the Company in respect of which audited accounts are laid before an annual general meeting of the Company;
the Group means the Company and its Subsidiaries for the time being;
Initial Market Value means the value at which Shares are appropriated to a Participant determined in accordance with clause 10 of the trust deed;
Instruction Form means the form that an Eligible Employee must complete in order to instruct the Company as to the extent of his participation in the Scheme, such form having been approved by the Revenue Commissioners;
Leave of Absence means absence from work due to disability, illness, maternity leave, other statutory leave of absence, or any other absence from work designated by the Board as leave of absence for the purposes of the Scheme provided that any such leave of absence so designated by the Board must be applied similarly to all employees;
Locked-in-Value in relation to any Shares, will be construed in accordance with section 512(1) of the Act;
Offer means an offer made by the Board under the Scheme in accordance with rule 2;
Participant means any Eligible Employee to whom Shares have been appropriated and which continue to be Scheme Shares including (where the context so admits) any person in whom an interest in Scheme Shares or an entitlement thereto is or becomes vested;
Participant’s Shares in relation to any Participant means such Shares as have been or are deemed to have been appropriated to that Participant under the Scheme and are for the time being held by the Trustees and (where the context so admits) includes any new shares (within the meaning of section 514(1) of the Act) issued in respect of or otherwise representing such Shares following a company reconstruction (as also defined in that section);
Participating Company means the Company and any Subsidiary which is a party to this deed or has entered into a supplemental deed pursuant to clause 9 of the Trust Deed;
Profit Share Bonus has the meaning set out in Appendix 1;
Qualifying Date in relation to an Offer means 1 December in the Scheme Year in respect of which an Offer is made or such other date in the Scheme Year as the Board may from time to time determine;

Release Date in connection with any of a Participant’s Shares means the third anniversary of the date on which such Shares were appropriated or deemed to have been appropriated to him or such other date as may be determined by section 511(2) of the Act;
Residual Fund means all monies and Surplus Shares directed to be held as part of the Residual Fund or for which no specific provision is made (other than under clause 27) and the income (if any) arising therefrom, all of which will be held in accordance with clause 27;
Retention Period in connection with any of a Participant’s Shares means the period beginning on the date on which such Shares are appropriated or deemed to have been appropriated to him and ending on the second anniversary of that date (or such other anniversary of that date as may be determined by section 511(1) of the Act) or, if it is earlier:
a)	the date on which the Participant ceases to be an employee or director of any Participating Company, by reason of injury or disability or on account of his being dismissed by reason of redundancy, within the meaning of the Redundancy Payments Acts, 1967 to 1991, or

b)	the date on which the Participant reaches pensionable age as defined in section 2 to the Social Welfare (Consolidation) Act 1993, or

c)	the date of the Participant’s death;
the Rules means the rules contained in this Schedule B including the Appendix thereto, as amended from time to time;
Salary Foregone Limit means the lesser of:
(a)	7.5% of Basic Salary, and

(b)	the amount of the Profit Share Bonus which an Eligible Employee elects to receive in Shares pursuant to the Scheme;
the Scheme means the Elan Corporation plc Profit Sharing Scheme 2006 as set out herein as amended from time to time;
Scheme Share any Share which as been appropriated in accordance with rule 7.1 and continues to be held by the Trustees on behalf of a Participant;
Scheme Year means any calendar year in respect of which the Company decides to declare an Available Salary Percentage and make an Offer;
Share means a fully paid ordinary share in the capital for the time being of Elan Corporation plc;
Stock Exchange means the Irish Stock Exchange Limited or any successor body or the New York Stock Exchange or any successor body;
Subsidiary means any company which is controlled by the Company in accordance with section 432 of the Act;
Surplus Shares means Shares acquired by the Trustees under rules 5.2, 6.6, 7.7 and 8.1 or otherwise and held as part of the Residual Fund;
Trust Deed means the trust provisions set out at Schedule A to this Deed as amended from time to time;

Trustees means the Trustees for the time being of the Scheme;
Trust Property means the Residual Fund and any other shares, money or other property (excluding Shares which have been appropriated) held by the Trustees subject to the Scheme; and
Year of Assessment has the meaning assigned to it in section 2 of the Act.
1.2.	Where the context so admits any reference in these Rules:
1.2.1.	to the singular number will be construed as if it referred also to the plural number and vice versa;

1.2.2.	to the masculine gender will be construed as if it referred also to the feminine gender; and

1.2.3.	to a statute or a statutory provision will be construed as referring to that provision as amended or re-enacted, if applicable.
2.	Scheme Offers

The Board may make Offers to Eligible Employees of Participating Companies in respect of any Scheme Year commencing in respect of the Scheme Year ended 31 December 2005. Whenever the Board decides to make an Offer it will by written resolution decide on the terms of such Offer and will specify:

2.1.	the Eligible Employees to whom the Offer applies;

2.2.	that each such Eligible Employee may elect to use all or part of (as determined by the Board) an amount equal to his Profit Share Bonus to acquire Shares pursuant to the Scheme and any amount of his Profit Share Bonus not so applied will be paid to the Eligible Employee (subject to the deduction of statutory withholdings); and

2.3.	the amount of Basic Salary which an Eligible Employee may elect to forego in accordance with Rule 3.5.

No Offer will be made after the tenth anniversary of the Adoption Date.

3.	Communication of Offers and Acceptances

3.1.	As soon as practicable after an Offer is made, details of how the Offer applies to each Eligible Employee will be communicated to him by the Company.

3.2.	If he is not already a Participant under the Scheme, he must sign and return a Contract.

3.3.	If an Eligible Employee who is a Participant has revoked any previous Contract, he must sign a new Contract in order to participate in the referable Offer.

3.4.	The Company will issue a Contract to all affected Eligible Employees who must sign such Contract in order to receive a Share appropriation in respect of a particular Offer.

3.5.	In respect of each Offer, the Company will issue each Eligible Employee with an Instruction Form which he must complete to signify his acceptance of his share of the Offer and the amount of it he wishes to receive as Shares (or in cash, subject to statutory withholdings) and, where applicable, the amount of Basic Salary he wishes (or he has previously elected) to forgo (which cannot exceed the Salary Forgone

Limit) to be applied in the acquisition of Shares under the Scheme. In the event that the Company does not receive a completed Instruction Form and Contract (or receives a form or contract which is not fully completed) within the time limit specified for the return of such documents, that Eligible Employee will automatically receive his Profit Share Bonus in cash, subject to statutory withholdings in the normal way.
3.6.	The Contract and the Instruction Form must be returned within the time specified by the Company on the documentation.

3.7.	For each Offer, the Company will advise the Trustees of the terms of the Offer, the acceptances (including amounts of salary foregone or to be foregone) under rule 3.5 which require to be satisfied by the appropriation of Shares under the Scheme and the names and addresses (and any other information the Trustees may require) of the relevant Eligible Employees.

4.	Individual Limit

The total of the Initial Market Value of all the Shares appropriated in any Year of Assessment to a Participant will not exceed the limit from time to time prescribed by paragraph 3(4) of part 2 of schedule 11 to the Act.

5.	Acquisition of Shares

5.1.	As soon as practicable after an Offer is made, Shares will be acquired under rule 6 by or for the Trustees to give effect to acceptances received under rule 3.5. If the Company so directs, Shares will be acquired prior to the return date for such acceptances under rule 3.5.

5.2.	The Trustees will endeavour to acquire the exact number of Shares to satisfy acceptances received under rule 3.5 but should extra Shares be acquired these will be dealt with in accordance with rule 7.7.

5.3.	The Company and the Participating Companies will bear the acquisition costs (including stamp duty, commission and other acquisition costs) of Shares referable to their respective Eligible Employees (including Shares acquired out of salary foregone and notified by Eligible Employees on Instruction Forms) and will directly settle with the broker, other agent or vendor or will put the Trustees in funds to do so. The Company may discharge all the aforementioned acquisition costs and may seek reimbursement from the Participating Companies of their respective portions. Each Participating Company will, on demand, from the Company, reimburse the Company for its share of the acquisition costs.

6.	Acquisition of Shares by the Trustees and Rights Attaching to Shares and Listings

6.1.	The acquisition of any Shares by the Trustees pursuant to rule 5 will be effected by purchase of Shares through a Stock Exchange, from other shareholders or pursuant to rule 9.5.

6.2.	The Trustees, as directed by the Company, will, subject to rule 4, purchase the maximum number of Shares that can be purchased out of the Acceptance Amount, from such shareholders notified by the Board as are willing to sell such Shares to the Trustees at that time or on a Stock Exchange (or both).

6.3.	Share purchases under rule 6.2 will take place within 10 days (or such later date as the Company and Trustees agree) of the latest acceptance date under rule 3.6 and subject to rule 5.3 the Participating Companies will pay to or to the direction of the Trustees any monies required for such purpose.

6.4.	The price for purchase of Shares will be determined as set out below:
6.4.1.	If the Shares are listed on a Stock Exchange, then:
(1)	if Shares are purchased only on a Stock Exchange, or are purchased on a Stock Exchange and from shareholders, the price per Share will be the purchase price per Share on that Stock Exchange (excluding all costs of purchase) or, if there is more than one purchase price on that Stock Exchange, then the price obtained by dividing the total of such purchase prices by the total number of Shares so purchased; or

(2)	if Shares are purchased direct from shareholders but no Shares are purchased on a Stock Exchange, then the price of purchase will be the middle market quotation of a Share as derived from the official list of a Stock Exchange for the last dealing day before the date of purchase from the shareholder (or the first purchase out of that Acceptance Amount, if more than one).
6.4.2.	If the Shares are not listed on a Stock Exchange, every Share will be purchased at the price agreed by the Trustees with the Revenue Commissioners to represent the market value, as at the date of purchase by the Trustees (or such earlier date as may be agreed in writing by the Revenue Commissioners and the Trustees for that purpose), of a Share subject to no restrictions of any kind other than those set out in the Articles of Association.
6.5.	The Trustees will be entitled to adjust any such number of Shares to be acquired by them to a whole number of Shares as they think fit and to reduce such number of Shares to ensure that the limit specified in rule 4 is not exceeded in any case and, in the event that Shares have been purchased and different rights attach to some Shares than to others, Shares will be appropriated to Participants insofar as possible to ensure that Shares carrying the same rights are appropriated between them in proportion to their entitlements.

6.6.	In the event that any Shares held by the Trustees are not appropriated as a result of any adjustment or reduction under 6.5 above, such Shares will be sold immediately and the proceeds used towards the costs of the administration of the Scheme unless the Company directs the Trustees to hold them as Surplus Shares.

7.	Appropriation of Shares

7.1.	Subject to the following paragraphs of this rule, the Shares acquired by the Trustees pursuant to rule 6 will be appropriated by the Trustees to the Participants entitled thereto on the relevant Appropriation Date.

7.2.	Subject to the provisions of the following paragraphs of this rule, any appropriation of Shares under the Scheme will be made by allocating the same among all the Participants in the same proportions as their respective acceptances (including salary foregone) bear to each other on the basis that the aggregate Initial Market Value of the Shares appropriated to each Participant is as nearly as possible pro-rata to the aggregate of such amounts specified in his Instruction Form.

7.3.	Where the Shares acquired by the Trustees consist of Shares the rights in respect of which are not identical, the Trustees will appropriate the Shares in respect of which the rights are not identical amongst all the Participants pro-rata to their entitlement determined in accordance with the referable Offer and Instruction Forms.

7.4.	The Trustees will not appropriate Shares to a Participant at any time if at the time he has, or at any time within the preceding twelve months he had, a material interest in a close company (as defined in paragraph 14 of schedule 11 to the Act) which is:
7.4.1.	the Company; or

7.4.2.	a company which has control of the Company or which is a member of a consortium owning the Company and for the purposes of this rule 7.4 a company is a member of a consortium owning another company if it is one of not more than five companies which between them beneficially own not less than three-quarters of the other company’s ordinary share capital and each of which beneficially owns not less than 1/20th of that capital, and the term control will be construed in accordance with section 432 of the Act.
7.5.	Unless the Board decides otherwise, the Trustees will only appropriate Shares to an individual provided that he is still an Eligible Employee on the date of payment of the Profit Share Bonus.

7.6.	No Shares will be appropriated to a Participant which do not satisfy the conditions set out in part 3 of schedule 11 to the Act.

7.7.	The Trustees may, at the discretion of the Company, sell for the best consideration in money reasonably obtainable any Shares which they do not appropriate under this rule 7 and refund the net proceeds thereof to the Participating Companies in whatsoever appropriate shares the Trustees determine or, at the discretion of the Company, hold such funds as part of the Residual Fund, or retain such Shares as Surplus Shares.

7.8.	As soon as practicable after any appropriation of Shares to a Participant the Trustees will give him notice in writing thereof stating the number, description and Initial Market Value of the Shares so appropriated and the date on which those Shares were so appropriated.

7.9.	Where the Trustees are unable to acquire sufficient Shares to satisfy in full appropriations pursuant to this rule 7, the Trustees will reduce the appropriations pro-rata to acceptances.

7.10.	The Trustees will appropriate Shares to Participants as soon as possible after the acquisition of such Shares and where feasible, such appropriation will take place within 30 days of the acquisition or, where not so feasible, on such other day as the Trustees may determine.

7.11.	The Trustees will not appropriate as Shares so much of a Participant’s allocation as he will have elected under the Instruction Form completed by him to take in cash, and in determining the amount to be appropriated as Shares the Trustees may make any necessary rounding up or down.
8.	Trustees’ Accountability to a Participant and Participating Companies

If prior to the appropriation of any Shares under rule 7 the Trustees:

8.1.	become entitled in respect of such Shares to any rights to be allotted or to subscribe for further shares in the Company (other than a capitalisation issue of shares of the same class as the Shares then held by the Trustees pending an appropriation which will be retained by the Trustees and will form part of the Shares to be appropriated among Participants on such appropriation) the Trustees may either:
8.1.1.	sell the same for the best consideration in money reasonably obtainable and retain the net proceeds of sale as part of the Residual Fund;

8.1.2.	sell enough of the rights to enable the subscription of the balance of such rights not so sold; or

8.1.3.	request the Company and the Participating Companies to take up the entire for cash, in which event the Company will procure that the relevant amount is paid to the Trustees or to their order for such purpose, and they will take up the entire, but the Trustees will take no action which would prejudice approval of the Revenue Commissioners of the Scheme and any shares so acquired will form part of the Residual Fund. Any cash contributed by a Participating Company to enable the Trustees to take up the aforementioned rights will be taken into account for the next Offer under the Scheme; or
8.2.	receive any dividends, they will, after providing for any taxation payable on them, hold and retain the net amount of such dividends as part of the Residual Fund.

9.	Dealing with a Participant’s Shares

9.1.	During the Retention Period applicable to any of a Participant’s Shares, the Participant concerned will permit them to remain registered in the name of the Trustees and will not assign, charge or otherwise dispose of his beneficial interest therein.

9.2.	At any time before the Release Date applicable to any of a Participant’s Shares, the Participant concerned must:
9.2.1.	not direct the Trustees to dispose of any of such Shares except by a transfer to which sub-paragraph 9.2.2 below applies or which is effected pursuant to rule 13.1 unless such disposal is to be effected by sale for the best consideration in money as can reasonably be obtained at the time of such sale; and

9.2.2.	(if he directs the Trustees to transfer any of such Shares to him), pay to the Trustees a sum pursuant to section 511(4)(c) of the Act equal to income tax at the standard rate on the Appropriate Percentage of the Locked-in-Value of the Shares at the time of the direction; and

9.2.3.	agree with the Trustees not to sell the beneficial interest in any of those Shares except for cash at a price equal to that which the Trustees would have been required to obtain had they simultaneously sold those Shares in accordance with a direction given under rule 9.2.1.
9.3.	As soon as practicable, either on or after the Release Date applicable to a Participant’s Shares, the Trustees will transfer the ownership of the Participant’s Shares into his name or into the name of a nominee on his behalf or will, in accordance with the directions of such Participant, sell all or some of such Shares for the best consideration in money that can reasonably obtained at the time of sale, instead of transferring such Shares into his name or to a nominee for him.
9.4.    Where:
9.4.1.	a Participant assigns, charges or otherwise disposes of the beneficial interest in any of his Shares or whenever the beneficial interest in his Shares is vested in some other person, and

9.4.2.	the assignment, charge, disposal or vesting is made from a holding of his Shares which was appropriated to him at different times,

then, for all the purposes of these rules, the assignment, charge, disposal or vesting will be treated as being of Shares which were appropriated earlier before those which were appropriated later.
9.5.	At the time a Participant directs the Trustees to dispose of any of his Scheme Shares the Trustees may offer to purchase the beneficial interest in such Scheme Shares from the Participant at the best consideration in money that can reasonably be obtained at the time of the sale and for this purpose the price established in rule 6.4 may be used as a guideline.

10.	Voting Rights in Respect of Participants’ Shares

10.1.	The Trustees will not exercise any voting rights on a show of hands (other than to request a poll) in respect of Participants’ Shares.

10.2.	The Trustees will, on a poll in respect of a Participant’s Shares, vote only in accordance with any direction given by that Participant in writing at least three working days (or such other period as the Trustees may from time to time determine) before the date on which those voting rights are exercisable, and in the absence of such a direction the Trustees will not vote in respect thereof.

10.3.	Prior to appropriation of any Shares, the Trustees will not exercise any voting rights attaching to them or (save as specifically provided in these rules) transfer or agree to transfer the Shares or any shares allotted in respect of those Shares.

10.4.	The Trustees may, at their discretion, appoint a Participant as their proxy to attend or vote at general meetings of the Company on their behalf in respect of any Shares. Any such proxy appointed shall vote only in accordance with the directions of the Trustees and will have no discretion as to how to vote. No Participant may request that the Trustees appoint him as their proxy to attend or vote at general meetings of the Company.

10.5.	Notwithstanding rules 10.1, 10.2, 10.3 and 10.4, and subject to rules 11.2 and 13.4, the Trustees are not required to seek voting instructions in respect of a Participant’s Shares and neither are they required to copy to Participants any notices, circulars or other documents sent to them as a holder of Shares but the Trustees will make such documents available to a Participant on request.

11.	Rights Issues

11.1.	In the event of the Company making an offer or invitation conferring any rights upon its members to acquire against payment additional shares or rights of any description in the Company, the Trustees will comply with any direction from a Participant (which must be received by the Trustees at least five business days before the said offer or invitation lapses or by such other time as the Trustees may from time to time determine) concerning the exercise or sale of any rights which are attributable to that Participant’s Shares, but the Trustees will not be required to exercise any such rights except to the extent that they have been provided with the full amount payable on such exercise either by the Participant concerned or (with his authority) out of the net proceeds of the sale, nil paid, of another part of the rights attributable to that Participant’s Shares.

11.2.	If the Trustees receive any such offer or invitation as is referred to in rule 11.1, they will notify each Participant concerned of the rights calculated in accordance with the provisions of rule 14 which are attributable to his Shares. In the event that the Trustees receive no directions in accordance with rule 11.1 in respect of such notification, the Trustees may at their discretion determine that:

11.2.1.	they will take no action in respect of the rights; or

11.2.2.	they will sell enough of the rights to enable the subscription of the balance of such rights, provided that all Participants entitled to such rights will be treated the same.
11.3.	Subject to the Act, any shares taken up by the Trustees on behalf of a Participant under rule 11.1 or rule 11.2 will form part of that Participant’s Shares and will be deemed to have been appropriated at the same time as, and will be held by the Trustees on the same terms as, the Participant’s Shares to which they relate.

12.	Capitalisation Issues

In the event of the Company allotting any new shares by way of capitalisation to the Trustees in respect of any Participant’s Shares, such new shares will, subject to the Act, form part of that Participant’s Shares and will be deemed to have been appropriated at the same time as, and will be held by the Trustees on the same terms as, the Participant’s Shares to which they relate.

13.	Takeovers and other Transactions Affecting a Participant’s Shares

13.1.	In the event that:
13.1.1.	an offer is made to acquire any Participant’s Shares (in this sub-rule 13.1.1 referred to as original shares) in circumstances such that acceptance thereof will result in a new holding (as defined in section 584 of the Act) being equated with such original shares for the purposes of capital gains tax;

13.1.2.	an offer is made to acquire any Participant’s Shares as part of a general offer made to holders of shares of the same class as the Participant’s Shares for a cash consideration, with or without other assets, and is also made in the first instance on a condition such that, if it is satisfied, the person making the offer will have control of the Company (within the meaning of section 11 of the Act); or

13.1.3.	a transaction is proposed which affects a Participant’s Shares or such of them as may be of a particular class and such transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:
(1)	all the ordinary shares of the Company or, as the case may be, all the shares of the class in question; or

(2)	all the ordinary shares or shares of the class in question which are held by a class of shareholders identified otherwise than by reference to their participation in an approved scheme;
then, notwithstanding anything in rule 9, the Trustees may, at the direction of the relevant Participant, accept such offer or, as the case may be, agree to such compromise arrangement or scheme in respect of that Participant’s Shares.
13.2.	In the event that any offer is made or compromise, arrangement or scheme proposed affecting any of a Participant’s Shares which does not fall within rule 13.1, then the Participant concerned may only direct the Trustees to accept or agree thereto to the extent that implementation thereof would not result in a breach of rule 9.

13.3.	The Trustees will promptly take all reasonable steps using information supplied by the

Company to notify Participants of the principal terms of any offer, transaction, compromise, merger, arrangement or scheme an falling within this rule, and in the absence of any direction from a Participant concerning how the Trustees should act thereon in respect of such Participant’s Shares the Trustees will not take any action in respect thereof.
13.4.	In any of the following events:
13.4.1.	if the Company ceases to carry on business and another body corporate, person or firm (whether in contemplation of or after such cessation of business) enters into an agreement with the Trustees to perform the obligations of the Company under the Trust Deed and the rules;

13.4.2.	if the business or a part of the business of the Company is acquired by or vested in any other body corporate, person or firm and such other body corporate, person or firm enters into an agreement with the Trustees or is bound by virtue of or pursuant to any statutory provision or instrument made thereunder or any order of a Court or otherwise to perform the said obligations;

13.4.3.	if the Company is dissolved by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise, and another body corporate, person or firm is bound by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise to perform the said obligations;

13.4.4.	if the Company amalgamates or enters into any arrangement having the effect of amalgamation with any other body corporate, person or firm; or

13.4.5.	if the Company desires to be discharged of its duties as the Company and any other body corporate, person or firm enters into an agreement with the Trustees to perform the said obligations;
then in any such event, by deed supplemental hereto in such form as the Company and the Trustees require and which has received the prior written approval of the Revenue Commissioners, the Company will be thereby released from all the said obligations, and such other body corporate, person or firm as aforesaid will be deemed to be substituted for the Company as the person liable to perform the said obligations, and the Trust Deed and the rules will henceforth have effect as if such other body corporate, person or firm had been a party to and had executed the Trust Deed in place of the Company and as if the reference to the Company in the Trust Deed and in the rules were references to such other body corporate, person or firm.
14.	Fractions arising from the Issue of New Shares by Reference to a Participant’s Shares

14.1.	If the Trustees become entitled to receive any shares or other rights in respect of their holding of Participants’ Shares, the Trustees will allocate such shares or other rights concerned on a proportionate basis.

14.2.	If the allocation should give rise to a fraction of a security or right, the Trustees will:
14.2.1.	round such aggregate allocation down to the next whole share, security or right; and

14.2.2.	sell any remaining shares or rights and distribute the proceeds of sale (after deducting any expenses of sale and any taxation which may be payable by them) to the Participants concerned in due proportion.

14.3.	Where the Trustees receive any new shares (within the meaning of section 514(1) of the Act) in respect of their holding of a Participant’s Shares, the Trustees will allocate the new shares to that Participant on a proportionate basis by reference to the relative times of appropriation of his Shares, and if the allocation should give rise to a fraction of a new share, the Trustees will round the allocation up or down to the next whole new share as they think fit.

15.	Directions and Notices

15.1.	To be valid, any direction to the Trustees in respect of a Participant’s Shares must be given in writing and signed by or on behalf of the Participant concerned and, subject to rule 15.3, will only be effective when it is received by the Trustees.

15.2.	Notwithstanding the foregoing, the Trustees may, at the risk of the Participant concerned, act on instructions given or purported to be given by telegram, cablegram, facsimile message, electronic mail or telex message.

15.3.	A direction complying with the provisions of the Scheme once duly given and received as mentioned in rule 15.1 (but subject to rule 15.2) will (subject to this rule 15.3) be carried out by the Trustees as soon as practicable in accordance with its terms unless prior to their acting in respect thereof the Trustees receive written notice from the Participant revoking that direction. The Trustees will incur no liability to a Participant (or to any such person as aforesaid) if they act upon a direction or do not act following a revocation purporting to have been duly given as aforesaid.

15.4.	Any notification or other communication to be given to a Participant in connection with the Scheme will be deemed to have been duly given if sent either by electronic mail to the Participant at the electronic mail address as shown in the Trustees’ records for the time being, or, by post in a pre-paid cover to the Participant’s address as shown in the Trustees’ records for the time being or if sent to him at his place of work, and the Trustees and the Group will have no liability whatsoever to a Participant in respect of any notification, document, payment or other communication so given, sent or made, nor will the Trustees or the Group be concerned to see that any Participant actually receives the same.

15.5.	All notices, notifications and certificates to be given by any Participating Company to the Trustees under the Scheme:
15.5.1.	will, subject to rule 15.5.2, be in writing and will be delivered to the Trustees at their last-known address or at such other address as they may from time to time notify to the Company, or

15.5.2.	if the Trustees and the Company so agree, may be in such other form including facsimile and electronic mail as agreed, and will be effective only upon receipt by the Trustees.
16.	Miscellaneous

16.1.	Any stamp duty payable on a transfer of a Participant’s Shares to that Participant will be paid by the Participating Companies.

16.2.	The Company will, on request from a Participant, provide him with copies of all notices, circulars and other documents sent to holders of Shares.

16.3.	The Company will make available a booklet approved by the Trustees and the Revenue Commissioners explaining the operation of the Scheme and the procedure for giving directions to the Trustees.

16.4.	The Company may, by resolution of the Board before any Appropriation Date, determine to suspend the operation of rule 2 either temporarily or permanently. If such suspension is resolved to be permanent, no further Shares will be appropriated, but the provisions of the Scheme in relation to Shares already appropriated will continue in full force and effect so far as this is possible in compliance with the applicable law.

16.5.	The decision of the Board in any dispute or question affecting any Participant under this Scheme (other than a dispute or question affecting the rights or liabilities of the Trustees) will be final and conclusive subject to the concurrence of the Auditors where required under the provisions hereof.

17.	Errors and Omissions

17.1.	If as a result of an error or omission:
17.1.1.	a Participating Company fails to make a payment or a sufficient payment to or on behalf of the Trustees pursuant to rule 5.3; or

17.1.2.	a person who would, if he had complied with rules 3.2, 3.3 or 3.5 be an Eligible Employee, has not been given the opportunity to participate in this Scheme by having Shares appropriated to him on that occasion; or

17.1.3.	the number of Shares appropriated to any person on any occasion is found to be incorrect, and such errors or omissions cannot be corrected within 90 days, the Company and the relevant Participating Company and the Trustees may, but will not be obliged to, do all acts and things as may be agreed with the Revenue Commissioners to rectify the error or omission notwithstanding that such actions may fall outside the time limit provided in this Rule 17.

APPENDIX 1
BASIS OF ENTITLEMENT
The bonus funds for use in the Scheme by each Eligible Employee will be determined as follows:-
1.	At the end of each Financial Year the Leadership Development Compensation Committee (LDCC) of Elan Corporation plc will determine the percentage of Basic Salary which will be available to Eligible Employees for use in the Scheme, subject to paragraph 2 below (the Available Salary Percentage). The Available Salary Percentage will be the same for all Eligible Employees and will not be higher than the lowest percentage target for any Eligible Employee in respect of that Financial Year.

2.	Subject to 3 below, the proportion of the Available Salary Percentage that each Eligible Employee can invest in the Scheme (the Profit Share Bonus) will be determined in accordance with each Eligible Employee’s individual performance rating in his/her annual performance review.

3.	The Profit Share Bonus payment that each Eligible Employee may use in the Scheme will be in accordance with the individual performance rating achieved in his/her annual performance review, with the following exceptions:-
3.1	the Profit Share Bonus payable to an Eligible Employee who has not been in continuous service with the Group for the entire Scheme Year or who has been on Leave of Absence during the Scheme Year will be adjusted pro rata to reflect the ratio that their active service during the Scheme Year bears to the full Scheme Year.

3.2	a Profit Share Bonus shall only be payable to an Eligible Employee where they satisfy the conditions set out at Rule 7.5.1 and 7.5.2 of the Scheme (except in the case of the death of an Eligible Employee).

3.3	the Profit Share Bonus payable to an Eligible Employee who works on a part-time basis will be adjusted pro rata to reflect the ratio that their working hours during the Scheme Year bear to the hours worked by Full Time employees.

3.4	The Profit Share Bonus payable to an Eligible Employee will be adjusted pro rata to reflect his/her individual performance rating in the annual performance review.

GIVEN under the Common Seal
of ELAN CORPORATION PLC
GIVEN under the Common Seal
of ELAN MANAGEMENT LTD
GIVEN under the Common Seal
of ELAN PHARMA INTERNATIONAL LIMITED
GIVEN under the Common Seal
of COMPUTERSHRAE TRUSTEES (IRELAND) LIMITED